Exhibit 21
BOK FINANCIAL CORPORATION
SUBSIDIARIES OF THE REGISTRANT

Banking Subsidiaries
BOKF, National Association (1)

Other subsidiaries of BOK Financial Corporation
BOK Capital Service Corporation
BOKC Real Estate Corporation (6)
BOKF Capital Corporation
BOKF-CC (FSE), LLC
BOKF-CC (Collision Works), LLC
BOKF-CC (Heartland), LLC
BOKF-CC (O2 Concepts), LLC
BOKF Equity, LLC
BOKF Private Equity Limited Partnership
BOKF Private Equity Limited Partnership II
BOK Financial Securities, Inc.
Cavanal Hill Distributors, Inc.
HFP II, LLC
The Milestone Group, Inc. (5)

Subsidiaries of BOKF, National Association (1)
Affiliated BancServices, Inc.
Affiliated Financial Holding Co.
Affiliated Financial Insurance Agency, Inc.
BancOklahoma Agri-Service Corporation
BancOklahoma Mortgage Corporation
BOK Delaware, Inc. (3)
BOK Financial Asset Management, Inc. (2)
BOK Financial Equipment Finance, Inc.

BOK Funding Trust (3)
BOKFCDF Fund I, LLC
BOKF Community Development Fund, LLC
BOKF Community Development Corporation
BOKF Petro Holding, LLC

BOKF Special Assets I, LLC
BOSC Agency, Inc. (Oklahoma)
BOSC Agency, Inc. (New Mexico) (4)
BOSC Agency, Inc.. (Texas) (2)
Calicotte Ranch HOA, LLC
Cavanal Hill Investment Management, Inc.
Cottonwood Valley Ventures, Inc.

CVV Management, Inc.
CVV Partnership, an Oklahoma General Partnership
Oklahoma New Markets Fund I, LLC
Oklahoma New Markets Fund II, LLC
Oklahoma New Markets Fund III, LLC
Oklahoma New Markets Fund IV, LLC
Ottawa Land Partners, LLC (6)
Pacesetter Leasing Company

All Subsidiaries listed above were incorporated in Oklahoma, except as noted.

(1)	Chartered by the United States Government

(2)	Incorporated in Texas

(3)	Incorporated in Delaware

(4)	Incorporated in New Mexico

(5)	Incorporated in Colorado

(6)	Incorporated in Kansas